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Helen Rotherham
Investor Relations
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THE WET SEAL, INC. ANNOUNCES APPOINTMENT OF
NEW DIRECTORS

        FOOTHILL RANCH, CA, January 31, 2005 — Specialty retailer The Wet Seal, Inc. (NASDAQ: WTSLA) today announced the appointment of Sidney Horn, Harold Kahn and Kenneth Reiss as new members of The Wet Seal, Inc. Board of Directors to serve along with Henry Winterstern, Chairman of the Board, Joel Waller, CEO of the Company, and Alan Siegel.

Mr. Horn is a leading corporate lawyer and a Montreal, Canada based partner of Stikeman Elliott LLP, an international law firm. Mr. Kahn was Chairman and Chief Executive Officer of Macy’s East until March 2004 and is currently a director of Steven Madden, Ltd. Mr. Reiss is a retired partner of Ernst & Young where he was the lead auditor for several retail clients. He is currently a director of Guitar Center, Inc.

The Board appointed Mr. Reiss as Chairman of the Audit Committee and Mr. Siegel as Chairman of the Nominating and Governance Committee. The entire Board, with the exception of Mr. Waller, will act as a Compensation Committee until such time as the Board is expanded.

Henry Winterstern, Chairman of the Board, said “The addition of these men, whose business and professional experience speaks for itself, gives the Company an outstanding Board to guide the turnaround of the Company.”

The Company also announced the retirement of Walter Loeb and Wilfred Posluns from its Board as well as the resignation of Howard Gross.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 451 stores in 49 states, the District of Columbia and Puerto Rico, including 357 Wet Seal stores and 94 Arden B. stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.